UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 15, 2006

Genesee & Wyoming Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31456	06-0984624
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

66 Field Point Road, Greenwich, Connecticut		06830
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	203-629-3722

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On March 15, 2006, Mortimer B. Fuller III, the Chairman and Chief Executive Officer of Genesee & Wyoming Inc. (GWI), entered into a Variable Prepaid Forward (VPF) transaction with Credit Suisse First Boston for 480,000 shares of GWI’s common stock. The VPF transaction is essentially a tax deferred forward sale of stock with the retention of a portion of the future upside interest by Mr. Fuller if the price of GWI’s common stock increases prior to December 24, 2008.

Mr. Fuller chose a VPF transaction in order to demonstrate his continued confidence in GWI, while permitting him to diversify and monetize a portion of his investment at the same time. In addition, Mr. Fuller intends to use a portion of the net proceeds from the VPF transaction to exercise stock options, pursuant to which he will acquire additional shares of GWI common stock.

The total number of shares Mr. Fuller covered by this transaction is 480,000. This amount represents approximately 14% percent of the total number of shares of GWI’s stock beneficially owned by Mr. Fuller.

The transaction is being handled by Credit Suisse First Boston and a Form 144 is being filed with the SEC in compliance with Rule 144.

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia. GWI operates over 9,300 miles of owned and leased track and more than 3,000 additional miles under track access arrangements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genesee & Wyoming Inc.

March 17, 2006	By:	/s/ Adam B. Frankel

Name: Adam B. Frankel
Title: Senior Vice President, General Counsel & Corporate Secretary